                  SECOND SUPPLEMENTAL INDENTURE

     SECOND SUPPLEMENTAL INDENTURE, dated and effective as of January 31, 1998, by and between Royal Oak Mines Inc., a corporation amalgamated under the laws of Ontario, Canada (the "COMPANY"), and Chase Manhattan Trust Company, National Association, the successor to Mellon Bank, F.S.B., as Trustee (the "TRUSTEE").

     Royal Oak Mines Inc. issued an aggregate principal amount of $175,000,000 of 11% Senior Subordinated Notes due 2006 and Series B 11% Senior Subordinated Notes due 2006 (collectively, the "NOTES") pursuant to an Indenture, dated as of August 12, 1996 (as amended and supplemented by the First Supplemental Indenture dated and effective as of December 31, 1997, the "INDENTURE"), by and among Royal Oak Mines Inc., the Trustee and Kemess Mines Inc. ("KEMESS"). Kemess was a Guarantor as defined in and for the purposes of the Indenture. On December 29, 1997, Royal Oak Mines Inc. and Kemess amalgamated under the laws of Ontario, Canada and the surviving entity of such amalgamation in the Company.

     Section 9.02 of the Indenture provides that the Indenture may be amended or supplemented by the Company and the Trustee when authorized by a resolution of the board of directors of the Company and consented to in writing by the holders of at least a majority in aggregate principal amount of the outstanding Notes. The Company has designated a record date of November 30, 1997 (the "RECORD DATE") for the purpose of obtaining such consent to this Second Supplemental Indenture and, as of the date hereof, the holders of a majority in aggregate principal amount of the Notes as of the Record Date have provided their written consent to the amendments and supplements contained in this Second Supplemental Indenture.

     Each party hereto agrees as follows for the benefit of the other party and for the equal and ratable benefit of the holders of the Notes:

1. Section 4.06 of the Indenture is hereby amended by adding at the end thereof a new subsection (d), which shall read in its entirety as follows:

         "(d) The Company shall deliver to the Trustee (i) a true and complete copy of any notice of any default or event of default under the Senior Secured Debentures delivered by the Company to the holders of the Senior Secured Debentures, contemporaneously with (and by the same or an equally expedient means as) the delivery thereof to the holders of the Senior Secured Debentures and (ii) a true and complete copy of any notice of any default or event of default under the Senior Secured Debentures received by the Company from the holders of the Senior Secured Debentures, immediately (but in any event within one Business
         Day) after the Company's receipt thereof. The Trustee shall mail a copy of any notice received by it pursuant to this Section 4.06(d) to each Holder within one Business Day after the Trustee's receipt thereof, by first class mail to such Holder's address as set forth in the Registrar's books. The Trustee shall have no duty under this Indenture to any holder of a beneficial interest in the Notes, including without limitation, under this Section 4.06."

2. Article Four of the Indenture is hereby amended by adding at the end thereof a new Section 4.21, which shall read in its entirety as follows:

         "SECTION 4.21.  REPLACEMENT SENIOR SECURED DEBENTURES

          (a) At any time, the holders of beneficial interests in at least 25% in aggregate principal amount of the outstanding Notes may deliver a notice to the Company and the Trustee requesting that the Company make an offer of Replacement Senior Secured Debentures (as hereinafter defined) in accordance with this Section 4.21. The holders of beneficial interest that deliver such notice are herein called the "REQUESTING HOLDERS". In such notice the Requesting Holders shall specify (i) the respective principal amounts of the Notes held by them, (ii) their addresses (including facsimile numbers) for receipt of notices hereunder and (iii) their intention to deliver Acceptance Notices (as hereinafter defined) to the Company to purchase in whole the Replacement Senior Secured
    Debentures offered to them pursuant to the Offer Notice (as hereinafter defined). Upon its receipt of such notice, the Company will comply with all of the provisions of this Section 4.21 unless, within 30 days after its receipt of such notice, the Company either (x) delivers to the Requesting Holders and the Trustee an Officer's Certificate stating that, as of the date the Requesting Holders delivered such notice, the Company is permitted to Incur Indebtedness in addition to Permitted Indebtedness pursuant to Section 4.12(b) (assuming for purposes of such Officer's Certificate that, as of such date, the applicable Consolidated Fixed Charge Coverage Ratio of the Company set forth in Section 4.12(b)(ii)(x) is 2.5 to 1.0), or (y) delivers to the Requesting Holders and the Trustee a notice stating the Company's intention to refinance the Senior Secured Debentures on terms that are, in the reasonable judgment of the Company, more favorable to the Company than the terms of the Senior Secured Debentures (and the Company

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

    actually closes such refinancing within 45 days after its receipt of such notice (or 90 days after its receipt of such notice if, as a condition to such closing, the Company is required to obtain the consent of the Holders to an amendment of this Indenture, or if the Company is required to file a registration statement or prospectus under applicable securities laws in respect of such refinancing)). If the Company delivers the Officer's Certificate pursuant to clause (x) above, no Holder or Holders may thereafter deliver another notice pursuant to this subsection (a) until the expiration of 90 days after the date of such Officer's Certificate. If the Company refinances the Senior Secured Debentures upon terms and within the periods contemplated by clause (y) above, the Company shall deliver to the Holders and the Trustee an Officer's Certificate stating that such refinancing has been completed, whereupon this Section 4.21 shall thereupon terminate in its entirety and be of no further force and effect.

         (b) Upon the Company's receipt of any notice pursuant to Section 4.21(a) and the Company's failure, inability or omission to comply with either of clause (x) or (y) thereof, then within the next 15 days, the Company shall fix a record date for the purpose of determining the Holders entitled to receive notices under this Section 4.21 (which record date shall be the date of receipt by the Company of notice from the Requesting Holders pursuant to Section 4.21(a)), shall obtain a participant position listing for the Notes from the Depositary (the "DTC POSITION LISTING") as of such record date and shall deliver a notice (an "OFFER NOTICE") to each such participant listed on the DTC Position Listing (the "DTC PARTICIPANTS") in form and substance reasonably satisfactory to the Requesting Holders, which Offer Notice shall state:

               (i) a request by the Company that such DTC Participant forward the Offer Notice to holders of beneficial interests in the Notes for which such DTC Participant acted as nominee as of such record date (all holders of beneficial interests in the Notes as of such record date being the "HOLDERS ENTITLED TO PURCHASE");

               (ii) that the Offer Notice is being delivered pursuant to this
         Section 4.21(b) at the request of the Requesting Holders (and shall name the Requesting Holders and the respective principal amounts of the Notes held by them as of such record date);

               (iii) that the Company proposes to issue and sell to the Holders Entitled to Purchase a new issue of senior secured debentures of the Company (the "REPLACEMENT SENIOR SECURED DEBENTURES") having

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         substantially the same terms and conditions (including, without limitation, terms and conditions relating to security for the Company's obligations thereunder) as the Senior Secured Debentures, and in an aggregate principal amount (the "MINIMUM AMOUNT") that will result in net cash proceeds (after payment of all expenses including, without limitation, legal and accounting fees and expenses, incurred in connection therewith) to the Company in an amount at least sufficient to indefeasibly redeem in full all of the outstanding Senior Secured Debentures in accordance with their terms;

               (iv) all material terms and conditions of the Replacement Senior Secured Debentures, set forth in a "term sheet" format in form and detail customary for private placements of debt securities similar to the Replacement Senior Secured Debentures;

               (v) an irrevocable offer by the Company to issue and sell to each Holder Entitled to Purchase at such record date all or any part of that aggregate principal amount of the Replacement Senior Secured Debentures determined by multiplying the aggregate principal amount of the Replacement Senior Secured Debentures by a fraction, the numerator of which is the principal amount of the Notes held by such Holder Entitled to Purchase, and the denominator of which is the aggregate principal amount of the Notes outstanding;

               (vi) that the purchase price for the Replacement Senior
         Secured Debentures will be 100% of their principal amount, payable to the Company or to an escrow agent appointed by the Company and the holders of the Senior Secured Debentures by wire transfer of immediately available funds at a simultaneous closing of all sales and purchases thereof; and that the Company will not pay any commitment or other fees to any Holder Entitled to Purchase in connection with the Replacement Senior Secured Debentures except that the Company has agreed to reimburse the Requesting Holders for the legal fees and expenses incurred by them up to the maximum amount of U.S. $50,000 in the aggregate;

               (vii) that each Holder Entitled to Purchase may accept the offer set forth in the Offer Notice, in whole or in part, by delivering written notice of such acceptance (an "ACCEPTANCE NOTICE") to the Company specifying the address (including facsimile numbers) for receipt of notices hereunder for such Holder Entitled to Purchase and the principal amount of Replacement Senior Secured Debentures as to which such offer is accepted, at the address and in the manner specified in the Offer Notice, on or before the date specified in the Offer Notice (which date shall be the 45th day after the date the Offer Notice is delivered to the DTC Participants); PROVIDED, HOWEVER, that the Company shall be fully protected in relying upon any information in any such Acceptance Notice including, without limitation, the identity of the party delivering such Acceptance Notice as a Holder Entitled to Purchase;

              (viii) that if the offer is accepted, in the aggregate, with respect to less than 100% of the aggregate principal amount of the Replacement Senior Secured Debentures so offered, the Company will re-offer the remaining Replacement Senior Secured Debentures to the Holders Entitled to Purchase that delivered Acceptance Notices with respect to all Replacement Senior Secured Debentures offered to them (the "FULLY ACCEPTING HOLDERS"), PRO RATA based upon the relative principal amounts of the Replacement Senior Secured Debentures accepted by them in their Acceptance Notices;

              (ix) that notwithstanding any acceptance of the offer made in the Offer Notice, no Replacement Senior Secured Debentures will be sold by the Company unless at least the Minimum Amount is sold and the proceeds are applied to indefeasibly redeem in full all of the outstanding Senior Secured Debentures in accordance with their terms; and

              (x) that each Holder Entitled to Purchase may revoke its acceptance of the offer if the Replacement Senior Secured Debentures have not been issued and sold on or prior to the date that is 90 days after the date the Offer Notice is delivered to the DTC Participants, by delivering written notice of such revocation to the Company.


         (c) If, at the date specified in the Offer Notice for last receipt of Acceptance Notices, the offer set forth in the Offer Notice has been accepted with respect to less than 100% of the aggregate principal amount of the Replacement Senior Secured Debentures so offered, the Company shall re-offer the remaining Replacement Senior Secured Debentures to the Fully Accepting Holders. The Company shall make such re-offer by delivering to the Trustee and each Fully Accepting Holder, within three Business Days after the date referred to in the preceding sentence, a second notice
    (a "RE-OFFER NOTICE"), which Re-Offer Notice shall state:

              (i) that the Re-Offer Notice is being delivered pursuant to this Section 4.21(c);

              (ii) the aggregate principal amount of the Replacement Senior Secured Debentures accepted by all Holders pursuant to Acceptance Notices and the aggregate principal amount of Replacement Senior Secured Debentures remaining available for purchase (the "REMAINING DEBENTURES");

              (iii) an irrevocable offer by the Company to issue and sell to each Fully Accepting Holder all or any part of the Remaining Debentures;

              (iv) that each Fully Accepting Holder may accept the offer set forth in the Re-Offer Notice, in whole or in part, by delivering written notice of such acceptance (a "RE-OFFER ACCEPTANCE NOTICE") to the Company specifying the principal amount of Remaining Debentures as to which such re-offer is accepted, at the address and in the manner specified in the Re-Offer Notice, on or before the date specified in the Re-Offer Notice (which date shall be the third Business Day after the date the Re-Offer Notice is delivered);

              (v) that in the event that one or more Fully Accepting Holders deliver Re-Offer Acceptance Notices to the Company that, in the aggregate, accept the offer made in the Re-Offer Notice with respect to more than the aggregate principal amount of the Remaining Debentures, then each such Fully Accepting Holder shall be deemed to have accepted such offer with respect to its proportionate share of the Remaining Debentures, based on the proportion which the principal amount of the Replacement Senior Secured Debentures accepted by such Fully Accepting Holder in its initial Acceptance Notice bears to the aggregate principal amount of all the Replacement Senior Secured Debentures accepted by all such Fully Accepting Holders in their initial Acceptance Notices;

              (vi) that the other statements made in the initial Offer Notice remain unchanged.

         (d) If, at the date specified in the Re-Offer Notice for last receipt of Re-Offer Acceptance Notices, the offers set forth in the Offer Notice and the Re-Offer Notice have been accepted with respect to less than the Minimum Amount of the Replacement Senior Secured Debentures, such offers, and this Section 4.21 in its entirety, shall thereupon terminate and be of no further force and effect, and the Company shall, within 15 days thereafter, deliver notice of such termination to each of the DTC Participants (together with a request by the Company that such DTC

    Participants forward such notice to the Holders Entitled to Purchase) and to the Trustee.

         (e) If, at the date specified in the Re-Offer Notice for last receipt of the Re-Offer Acceptance Notices, the offers set forth in the Offer Notice and the Re-Offer Notice have been accepted with respect to the Minimum Amount of the Replacement Senior Secured Debentures, the Company shall, within three Business Days thereafter, deliver notice to that effect to the Trustee and to all Holders that have accepted such offers (the "Purchasing Holders"), which notice shall specify the date for the simultaneous closing of all sales and purchases of the Replacement Senior Secured Debentures (the "CLOSING") (which date shall be not earlier than three Business Days nor later than 30 days after the date such notice is delivered unless otherwise extended in writing by the Company and the Purchasing Holders). The Company and the Purchasing Holders shall thereafter proceed to close such sales and purchases at the Closing upon the terms and conditions stated in the Offer Notice and, if applicable, the Re-Offer Notice. If, at the Closing, any one or more Purchasing Holders fails to purchase all or any part of the Replacement Senior Secured Debentures accepted by it in its Acceptance Notice or Re-Offer Acceptance Notice, any one or more of the other Purchasing Holders may agree with the Company and among themselves, by any method of allocation that they mutually deem acceptable, to take up and purchase at the Closing the Replacement Senior Secured Debentures that were to have been so purchased by the defaulting Purchasing Holder, upon the terms and subject to the conditions stated in the Offer Notice and the Re-Offer Notice.
    If, notwithstanding the preceding sentence, at the Closing less than the Minimum Amount of the Replacement Senior Secured Debentures are to be sold due to the default of any Purchasing Holder, the Closing shall not occur and this Section 4.21 in its entirety shall thereupon terminate and be of no further force and effect, and the Company shall, within 15 days thereafter, deliver notice of such termination to each of the DTC Participants (together with a request by the Company that such DTC Participants forward such notice to the Holders entitled to Purchase) and to the Trustee.

         (f) Simultaneously with the Closing, the Company shall use the net proceeds of the sale of the Replacement Senior Secured Debentures to indefeasibly redeem in full all of the outstanding Senior Secured Debentures in accordance with their terms. Any remaining net proceeds shall be used by the company for general corporate purposes, subject to the terms and conditions set forth in this Indenture.

        (g) All notices provided for in this Section 4.21 shall be in writing and shall be delivered (i) in the case

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    of the Offer Notice, by first class mail to the address of each DTC
    Participant as set forth in the DTC Position Listing, or as set forth in any notice under this Section 4.21 (which shall be deemed delivered five calendar days after deposit in the mail) and (ii) in all other cases, either (A) by confirmed telecopy to the recipient's telecopy number specified in any notice under this Section 4.21 (which shall be deemed delivered on the date transmitted and confirmed) or (B) by personal delivery or overnight delivery via courier to the recipient's address specified in any notice under this Section 4.21 (which shall be deemed delivered on the date actually delivered).

         (h) If any Offer Notice or Re-Offer Notice is delivered pursuant to this Section 4.21, the Company shall comply with all requirements under the TIA and state and Federal securities laws applicable to the offer made thereby and the issuance and sale of the Replacement Senior Secured Debentures pursuant thereto.

         (i) Notwithstanding anything to the contrary contained in this Indenture, as amended and supplemented from time to time, the Company and the Holders of the Notes acknowledge that the Trustee shall have no duty, responsibility or liability hereunder or under any other instrument, notice, agreement, disclosure or offering document or any other document whatsoever, including without limitation the Replacement Senior Secured Debentures, for (x) any determination by the Company of, or the validity or sufficiency for any purpose of any notice to or from, the Holders, the Requesting Holders, the Holders Entitled to Purchase, the Fully Accepting Holders, the Purchasing Holders, any holder as of any date of any beneficial or other interest in the Notes or any holder as of any date of any interest in the Replacement Senior Secured Debentures; (y) the sufficiency, validity, adequacy of consideration for, or the priority or maintenance of priority of the security for, the Replacement Senior Secured Debentures. The Trustee further shall have no responsibility, duty or liability, either in its individual or any fiduciary capacity, to any holder of any interest in the Replacement Senior Secured Debentures, its successors or assigns; and (z) the determination, verification, adequacy, materiality or sufficiency of any information which the Company discloses or fails, for any reason, to disclose to any person in connection with the issuance and sale of the Replacement Senior Secured Debentures. In furtherance and not in limitation of this paragraph, the Trustee shall have no duty, responsibility or liability to the persons named herein, whether or not a Default or an Event of Default shall have occurred under this Indenture and whether or not a default or event of default, however defined thereunder, shall have occurred under any Replacement Senior Secured Debentures.

         The Company and the Holders further acknowledge that the delivery to the Trustee of copies of any notices under this Second Supplemental Indenture is for informational purposes only, and that the Trustee shall have no duty to any person to examine, and may rely conclusively upon, the contents, validity and sufficiency of any such notice.

         Prior to the issuance and sale of any Replacement Senior Secured Debentures, the Company shall use reasonable commercial efforts to provide to the Trustee, together with any other opinions and Officer's Certificates otherwise required hereunder or under this Indenture and at the sole expense of the Company, an opinion of counsel to the Company on which the Trustee can rely to the effect that any such issuance and sale is in compliance with the securities laws of the United States, including without limitation the TIA as then in effect."

3. Article Four of the Indenture is hereby amended by adding at the end thereof a new Section 4.22, which shall read in its entirety as follows:

         "SECTION 4.22.  CERTAIN ACTIONS AFTER JANUARY 31, 1998

          (a) Within the period of approximately 18 months beginning on January 31, 1998 and ending on July 31, 1999, the Company shall complete one of the following (the choice of which shall be at the option of the Company); (i) the indefeasible redemption of not less than U.S.$25,000,000 aggregate principal amount of the Senior Secured Debentures (otherwise than in connection with the issuance of Replacement Senior Secured Debentures pursuant to Section 4.21); (ii) the issuance and sale of shares of Common Stock, or shares, options, warrants or similar rights convertible into Common Stock, of the Company in one or more transactions pursuant to which the Company shall have received aggregate net cash proceeds (after payment of expenses, commissions and the like (including, without limitation, brokerage, legal, accounting and investment banking fees and commissions) incurred in connection therewith) of not less than U.S.$25,000,000; or (iii) the amendment of the terms of the Notes solely to increase the interest rate payable on the Notes from and after August 1, 1999 by 50 basis points, to 11.5% per annum, without cost of any kind to the Holders; PROVIDED, HOWEVER, that if at any time prior to or within five Business Days after July 31, 1999, the Company delivers to the Trustee an Officer's Certificate stating that, as of the date of such Officer's

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

    Certificate, the Company is permitted to Incur Indebtedness in addition to Permitted Indebtedness pursuant to Section 4.12(b) (assuming for purposes of such Officer's Certificate that, as of such date, the applicable Consolidated Fixed Charge Coverage Ratio of the Company set forth in Section 4.12(b) (ii)(x) is 2.5 to 1.0), the covenant set forth in this Section 4.22 shall be deemed satisfied notwithstanding that the Company may not have completed any of the actions set forth in clauses
    (i) through (iii) above. The Trustee shall mail a copy of any Officer's Certificate received by it pursuant to this Section 4.22(a) to each Holder within five Business Days after the Trustee's receipt thereof, by first class mail to such Holder's address as set forth in the Registrar's books.

          (b) In the event that, on or prior to the fifth Business Day after July 31, 1999, the Company has not completed any of the actions set forth in Sections 4.22(a)(i) through (iii), and the Company has not delivered the Officer's Certificate referred to in Section 4.22(a), then the interest rate payable on the Notes shall automatically, and without any action on the part of any Holder, increase by 50 basis points, to 11.5% per annum, commencing and effective on August 1, 1999. Within five Business Days after such increase, the Company shall deliver to the Trustee an Officer's Certificate to the foregoing effect. The Trustee shall mail a copy of any Officer's Certificate received by it pursuant to this Section 4.22(b) to each Holder within five Business Days after the Trustee's receipt thereof, by first class mail to such Holder's address as set forth in the Registrar's books."

4.  Clause (vi) of the definition of "Permitted Indebtedness" contained in
    Section 4.12 of the Indenture is hereby deleted in its entirety and replaced with the following:

         "(vi) additional Indebtedness of the Company if, and to the extent that, the principal amount of the Senior Secured Debentures is repaid so that, to the extent the Company repays obligations under the Senior Secured Debentures, in whole or in part, the Company may Incur additional Indebtedness under this clause in aggregate principal amounts which, as of the date of Incurrence, when added to the principal amounts of Senior Secured Debentures then outstanding (if any) do not exceed the aggregate of Cdn.$19,500,000 and U.S.$30,700,000; PROVIDED, HOWEVER, that if the Company issues and sells Replacement Senior Secured Debentures concurrently with the repayment in whole of the obligations under the Senior Secured Debentures, the obligations under the Senior Secured Debentures, the Company may Incur additional Indebtedness under this clause in connection with such issuance and sale in an aggregate principal amount which, as of the date of

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

         Incurrence, does not exceed the Minimum Amount as defined in
         Section 4.21 hereof."

5. The Indenture is hereby amended and supplemented in every respect to the extent necessary to give effect to all sections of this Second Supplemental Indenture and conform the Indenture thereto.

6. This Second Supplemental Indenture is entered into, and the amendments and supplements contained herein are made, pursuant to the provisions of Section 9.02 of the Indenture. On or prior to the date of this Second Supplemental Indenture, the Company has delivered to the Trustee an Officer's Certificate and an Opinion of Counsel, in each case stating the matters required to be stated therein pursuant to Sections 9.07, 13.04 and 13.05 of the Indenture and to the effect that all conditions precedent to be performed by the Company provided for in the Indenture relating so this Second Supplemental Indenture have been complied with.

7.  The Company hereby represents and warrants that:

          (a) The execution, delivery and performance by the Company of this Second Supplemental Indenture have been duly authorized by all necessary corporate action on the part of the Company; and this Second Supplemental Indenture has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability now or hereafter in effect relating to or affecting creditors' rights and to general equity principles.

          (b) The execution, delivery and performance by the Company of this Second Supplemental Indenture do not and will not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under, (iii) give any Person the right to accelerate any obligation under, or (iv) result in a violation of, (x) the constituent documents of the Company, (y) any law, statute, rule, regulation, instrument, order, judgment or decree to which the Company is subject, or (z) any agreement, note, mortgage, indenture, arrangement or other obligation to which the Company is a party or by which it is bound.

          On or prior to the date of this Second Supplemental Indenture, the Company has delivered to the Trustee, for the benefit of the Holders of the Notes, an Opinion of Counsel, stating the matters required to be stated in an Opinion of Counsel pursuant to Section 13.05 of the Indenture and to the effect set forth in subsections (a) and (b) above (and in giving such opinion, counsel may rely on an Officer's Certificate as to the matters set forth in clause (z) of subsection (b) above) and to the effect that this Second Supplemental Indenture complies with the TIA
    (as defined in the Indenture) as in effect on the date thereof.

8. For purposes of this Second Supplemental Indenture, the Company hereby affirms its duty to indemnify and hold the Trustee harmless pursuant to
    Section 7.07 of the Indenture. Nothing herein shall be read or interpreted to limit or otherwise adversely affect the Trustee's rights, protections and immunities under the Indenture, as amended and supplemented from time to time.



                     [SIGNATURES APPEAR ON FOLLOWING PAGE]



                                       -12-
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     IN WITNESS WHEREOF, the parties hereto have caused this Second
Supplemental Indenture to be duly executed and effective, all as of the date first written above.

                                       ROYAL OAK MINES INC.

                                       By
                                         -----------------------------
                                         Name:
                                         Title:


                                       CHASE MANHATTAN TRUST COMPANY,
                                       NATIONAL ASSOCIATION, as Trustee

                                       By
                                         -----------------------------
                                         Name:
                                         Title:






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